Exhibit 5.1

March 3, 2023

American Water Works Company, Inc.

1 Water Street

Camden, New Jersey 08102

Ladies and Gentlemen:

We have acted as counsel to American Water Works Company, Inc., a Delaware corporation (the “Company”), in connection with the offering of 12,650,000 shares (the “Shares”) of common stock, $0.01 par value, of the Company (“Common Stock”).

We have participated in the preparation of or reviewed (1) the Registration Statement on Form S-3 (Registration No. 333-253484) (the “Registration Statement”), which Registration Statement was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (2) the prospectus dated February 25, 2021 (the “Base Prospectus”), forming a part of the Registration Statement, as supplemented by a prospectus supplement dated February 28, 2023 (the “Prospectus Supplement”), both such prospectus and prospectus supplement filed with the Commission pursuant to Rule 424(b) under the Securities Act; (3) the Underwriting Agreement, dated February 28, 2023 (the “Underwriting Agreement”), by and among the Company, BofA Securities, Inc., Wells Fargo Securities, LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein; (4) the restated certificate of incorporation of the Company; (5) the amended and restated bylaws of the Company; and (6) such other corporate records, certificates and other documents (including a receipt executed on behalf of the Company acknowledging receipt of the purchase price for the Shares) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares have been validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

American Water Works Company, Inc.

March 3, 2023

We hereby consent to the reference to us under the heading “Legal Matters” in the Prospectus Supplement, to the references to us in the Registration Statement, including under the heading “Legal Matters” in the Base Prospectus, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about the date hereof, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the General Corporation Law of the State of Delaware and the federal laws of the United States insofar as they bear on matters covered hereby.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP